EXHIBIT 10.15

BURNHAM HILL PARTNERS
A DIVISION OF PALI CAPITAL INC.

590 MADISON AVENUE NEW YORK, NEW YORK 10022	TEL 212-980-2200 FAX 212-980-9466

November 28, 2007

Mr. William J. Van Wyck
President and Chief Executive Officer
RedRoller Holdings, Inc.
1266 East Main Street
Stamford, CT 06902

Dear Mr. Van Wyck:

This letter Agreement (the “Agreement”) confirms the engagement of Burnham Hill Partners (“BHP”), a division of Pali Capital, Inc., by RedRoller Holdings, Inc. (the “Company”) to act (i) as its exclusive financial advisor in connection with a strategic transaction, which may include a merger or acquisition, partnership or strategic alliance in which funds are invested or similar type transaction (a "Strategic Transaction") and (ii) as exclusive placement agent in connection with any equity or debt financing through a transaction or transactions exempt from registration under the Securities Act of 1933, as amended and in compliance with the applicable securities laws and regulations or a registered direct offering pursuant to an effective registration statement filed with the Securities Exchange Commission. (a “Financing”).

As part of BHP's engagement, at the Company's request, BHP will use its commercially reasonable best efforts to:

(a)	assist the Company in analyzing and evaluating the business, operations and financial position of each suitable prospect for a Strategic Transaction;

(b)	assist the Company with its due diligence efforts related to a Strategic Transaction;

(c)	assist the Company in its investment related activities and, as appropriate, provide introductions to companies, such as research firms, which introduction could prove beneficial to the Company;

(d)
assist the Company in structuring and negotiating a Strategic Transaction; be available at the Company's request to meet with its Board of Directors to discuss a Strategic Transaction and its financial implications; and

(e)	assist the Company with ongoing financial advisory, integration and consulting services in connection with a Strategic Transaction through the Authorization Period (as defined below).

In connection with BHP's engagement hereunder, the Company shall compensate BHP as set forth below:

(a)
In connection with the closing of a Strategic Transaction, a transaction fee shall be paid to BHP based upon a percentage of the total Aggregate Consideration (as defined below) of such Strategic Transaction, calculated as follows (the “Transaction Fee”):

Aggregate Consideration	Percentage

Up to $50,000,000	Three percent of such amount; plus

Between $50,000,000 and $100,000,000	Two percent of such amount; plus

In excess of $100,000,000	One and one-half percent of such amount.

For purposes of this Agreement, the term “Strategic Transaction” shall be defined to include a variety of possible business alternatives referred to in the opening paragraph of this letter up to and including the sale (whether in one or a series of transactions) of all or a substantial amount of the assets or the capital stock of the Company. This could also include the sale of a minority position in the capital stock of the Company by the current owners acting as a group, a third party or any combination thereof, or any other form of disposition which results in the effective sale of the principal business and operations of the Company.  In connection with fees earned by BHP related to a Strategic Transaction not involving the sale of securities, BHP shall be responsible for paying a finder’s fee up to an amount equal to fifty percent (50%) of the aggregate fee pursuant to a separate finder’s agreement.

For purposes of this Agreement, the term “Aggregate Consideration” shall mean the total fair market value (at the time of closing) of all consideration (including cash, securities, property, all debt remaining on the Company’s financial statements at closing and other indebtedness and obligations assumed by the purchaser and any other form of consideration) paid or payable, or otherwise to be distributed, directly or indirectly, to the Company or the Company’s stockholders in connection with a Strategic Transaction.

In connection with the closing of a Financing, the Company shall pay BHP i) a fee equal to seven percent (7.0%) of the gross proceeds received by the Company in an equity or equity linked financing and ii) a fee equal to four and one half percent (4.5%) of the gross proceeds received by the Company in any non-convertible debt financing (the “Placement Fee”).  In addition, the Company shall issue 5-year warrants equal to seven percent (7.0%) of the number of shares issued (or, in the case of convertible securities, the number of shares issuable on an as converted basis) in such financing to BHP and/or its designees or assignees (the “Placement Warrants”). The Placement Warrants shall be exercisable at 110% of the purchase price of the common stock issued, or, in the case of convertible securities, 110% of the conversion price of the securities issued.  The shares underlying the Placement Warrants shall have standard piggyback registration rights, be exercisable pursuant to a cashless exercise provision, be non-redeemable and be included, assuming the lead investment banker concurrence, in any registration statement covering the shares issued pursuant to any financing activity under this Agreement. In connection with the issuance of non-convertible debt, the number of Placement Warrants due shall be calculated using the five day average closing price prior to the debt issuance for determining a notional conversion price.

In connection with BHP’s engagement under this Agreement for services to be rendered relating to ongoing strategic corporate advice, expected to be prior to any potential Strategic Transaction, BHP or its registered designees or assigns shall be issued 75,000 common stock purchase warrants (the “Advisory Warrants”). The Advisory Warrants shall be exercisable at 110% of the closing stock price on November 27, 2007, have a five year term, shall be exercisable through a cashless exercise provision, shall be non-redeemable and shall have piggyback registration rights

In addition to the above, the Company agrees to reimburse BHP for reasonable out-of-pocket expenses (which amount shall not exceed $10,000 without the prior approval of the Company) incurred in connection with this Agreement. All fees and expenses hereunder are payable in cash, unless otherwise noted, and shall be a condition to closing of any Strategic Transaction or Financing.  The Company also agrees to pay documented and reasonable legal fees incurred by BHP in connection with its activities under this Agreement.

Other than the payment of a tail fee for a period of twelve months following the reverse merger due to the Company’s placement agent in the reverse merger transaction which closed on November 13, 2007 which amount may not exceed two percent (2.0%) of gross proceeds raised for equity or equity linked financing  and one percent (1.0%) for non-convertible debt financings, no other placement fees other than pursuant to this Agreement shall be paid by the Company during the Authorization Period without BHP’s written consent.

In connection with a proposed Financing or Strategic Transaction ,under this Agreement,, the Company will furnish BHP with reasonable information, available without undue effort or expense, concerning the Company, which BHP deems appropriate to facilitate a potential Financing or Strategic Transaction and will provide BHP with access to its officers, directors,, accountants, counsel and other representatives (collectively, the “Representatives”), it being understood that BHP will rely solely upon such information supplied by the Company and its Representatives without assuming any responsibility for the independent investigation or verification thereof. All non-public information concerning the Company that is given to BHP will be used solely in the course of the performance of our services hereunder and will be treated confidentially by us for so long as it remains non-public. Except as otherwise required by law, BHP will not disclose any information to any third party without the consent of the Company. If we are requested to render an opinion from a financial point of view regarding any aspect of this Agreement, the nature, scope and fees associated with our analysis as well as the form and substance of our opinion shall be such as we deem appropriate and will be covered under a separate letter agreement.

BHP’s engagement relating to a Strategic Transaction and Financing shall expire eighteen (18) months from the date hereof (the “Authorization Period”). BHP will continue to be entitled to its full fees provided for herein in the event that for the twelve (12) month period following the expiration of the Authorization Period the Company enters into a Strategic Transaction or completes a Financing with any party BHP had significant discussions with regarding a Strategic Transaction with or Financing for the Company (the “Tail Period”).

At any time during either the Authorization Period or the Tail Period, BHP, at the Company’s request, shall assist the Company in identifying and facilitating a larger bracket investment bank to pursue an underwritten public offering of the Company’s securities (an “Underwriting”); provided, however, that in the event the Company engages another investment banking firm for purposes of an Underwriting, BHP shall maintain the right, but not the obligation, to participate in the Underwriting as a member of the syndicate and/or selling group in its sole discretion and, subject to its participation, shall be entitled to receive the same percentage of the total economics as a co-lead of such engagement as consideration related to the Underwriting.

Notice given pursuant to any of the provisions of this Agreement shall be given in writing and shall be sent by overnight courier or personally delivered (a) if to the Company, to the Company’s Chief Executive Officer at the address listed above; and (b) if to BHP, to its offices at 590 Madison Avenue, 5th floor, New York, NY 10022, Attention: Jason Adelman, Managing Director.

No advice or opinion rendered by BHP, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without our prior written consent, which may not be unreasonably withheld. In addition, BHP may not be otherwise referred to without its prior written consent. Since BHP will be acting on behalf of the Company in connection with its engagement hereunder, the Company has entered into a separate letter Agreement, dated the date hereof, providing for the indemnification by the Company of BHP and certain related persons and entities.

BHP is currently a division of Pali Capital, Inc., a registered broker dealer.  This Agreement shall remain in full force and effect as to BHP and the Company, and shall be deemed fully assigned, in the event that BHP or a successor entity becomes an independent entity registered as a broker dealer.  Each of BHP and the Company agrees that the other party has no fiduciary duty to it or its stockholders, officers and directors as a result of the engagement described in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles thereof. This Agreement may not be amended or modified except in writing signed by each of the parties hereto.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement or the indemnification, which shall remain in full force and effect.

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this Agreement.

Very truly yours, Burnham Hill Partners By: /s/ Jason Adelman Name: Jason Adelman Title: Managing Director

Accepted and agreed to as of the date first written above:

RedRoller Holdings, Inc.

By: /s/ William J. Van Wyck
Name:  Mr. William J. Van Wyck
Title:    President and Chief Executive Officer

TO: Burnham Hill Partners A division of Pali Capital Inc. 590 Madison Avenue New York, NY 10022	Date: November 28, 2007

In connection with your engagement pursuant to our letter Agreement of even date herewith (the “Engagement”), we agree to indemnify and hold harmless Burnham Hill Partners, a division of Pali Capital Inc. (“BHP”) and its affiliates, designees, the respective directors, officers, partners, agents and employees of BHP and its affiliates, and each other person, if any, controlling BHP or any of its affiliates or successor in interest (collectively, “Indemnified Persons”), from and against, and we agree that no Indemnified Person shall have any liability to us or our owners, parents, affiliates, security holders or creditors for, any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively “Losses”) (A) related to or arising out of (i) our actions or failures to act (including statements or omissions made, or information provided, by us or our agents) or (ii) actions or failures to act by an Indemnified Person with our consent or in reliance on our actions or failures to act, or (B) otherwise related to or arising out of the Engagement or your performance thereof, except that this clause (B) shall not apply to any Losses that are finally judicially determined to have resulted primarily from your bad faith or gross negligence or breach of the letter Agreement. If such indemnification is for any reason not available or insufficient to hold you harmless, we agree to contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by us and by you with respect to the Engagement or, if such allocation is judicially determined unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of us on the one hand and of you on the other hand; provided, however, that, to the extent permitted by applicable law, the Indemnified Persons shall not be responsible for amounts which in the aggregate are in excess of the amount of all fees actually received by you from us in connection with the Engagement. Relative benefits to us, on the one hand, and you, on the other hand, with respect to the Engagement shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received or proposed to be received by us or our security holders, as the case may be, pursuant to the transaction(s), whether or not consummated, contemplated by the Engagement bears to (ii) all fees paid or proposed to be paid to you by us in connection with the Engagement.

We will reimburse each Indemnified Person for all expenses (including reasonable fees and disbursements of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing for or defending any action, claim, investigation, inquiry, arbitration or other proceeding (“Action”) referred to above (or enforcing this Agreement or any related engagement Agreement), whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party, and whether or not such Action is initiated or brought by you. We further agree that we will not settle or compromise or consent to the entry of any judgment in any pending or threatened Action in respect of which indemnification may be sought hereunder (whether or not an Indemnified Person is a party therein) unless we have given you reasonable prior written notice thereof and used all reasonable efforts, after consultation with you, to obtain an unconditional release of each Indemnified Person from all liability arising there from. In the event we are considering entering into one or a series of transactions involving a merger or other business combination or a dissolution or liquidation of all or a significant portion of our assets, we shall promptly notify you in writing. If requested by BHP, we shall then establish alternative means of providing for our obligations set forth herein on terms and conditions reasonably satisfactory to BHP.

If multiple claims are brought against you in any Action with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, we agree that any judgment, arbitration award or other monetary award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for. In the event that you are called or subpoenaed to give testimony in a court of law, we agree to pay your expenses related thereto and for every day or part thereof that we are required to be there or in preparation thereof. Our obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise. Solely for the purpose of enforcing this Agreement, we hereby consent to personal jurisdiction and to service and venue in any court in which any claim which is subject to this Agreement is brought by or against any Indemnified Person. We acknowledge that in connection with the Engagement you are acting as an independent contractor with duties owing solely to us. YOU HEREBY AGREE, AND WE HEREBY AGREE ON OUR OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF OUR SECURITY HOLDERS, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF THE ENGAGEMENT, YOUR PERFORMANCE THEREOF OR THIS AGREEMENT.

The provisions of this Agreement shall apply to the Engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the Engagement. This Agreement and any other Agreements relating to the Engagement shall be governed by and construed in accordance with the laws of the state of New York, without regard to conflicts of law principles thereof.

Very truly yours,
Accepted and Agreed:

Burnham Hill Partners			RedRoller Holdings, Inc.

By:	/s/ Jason Adelman	By:	/s/ William J. Van Wyck
	Name: Jason Adelman		Name: Mr. William J. Van Wyck
	Title: Managing Director		Title: President and Chief Executive Officer